SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1 (b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                   Rambus Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    750917106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 750917106                                             13 G                   Page 2 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Mohr, Davidow Ventures II, A California Limited Partnership  ("MDV II")
                     Tax ID Number:    94-3037255
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     California
----------- --------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH               1,631,516 shares,  except that WHD/LGM Partners, the general partner of
            REPORTING                        MDV II,  and Messrs. Mohr, Davidow, and Feiber, the general partners of
           PERSON WITH                       WHD/LGM  Partners,  may be deemed to have  shared  power to vote  these shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,631,516 shares, except that WHD/LGM Partners,  the general partner of
                                             MDV II, and Messrs.  Mohr, Davidow, and Feiber, the general partners of
                                             WHD/LGM  Partners,  may be deemed to have  shared  power to  dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,631,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   7.22%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 750917106                                             13 G                   Page 3 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     WHD/LGM Partners, A California Limited Partnership  ("WHD/LGM Partners")
                     Tax ID Number:    94-3035845
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     California
----------------------------------- -------- -----------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH               0 shares
            REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,631,516  shares,  of which all are directly  owned by MDV II. WHD/LGM
                                             Partners  is the  general  partner  of MDV II and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,631,516  shares,  of which all are directly  owned by MDV II. WHD/LGM
                                             Partners  is the  general  partner  of MDV II and may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,631,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   7.22%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 750917106                                             13 G                   Page 4 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Lawrence G. Mohr, Jr.  ("Mohr")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]        (b)  [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH               0 shares
            REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,709,746  shares,  of which 1,631,516 are directly owned by MDV II and
                                             78,230  are  held  by   Lawrence  G.  Mohr,  Jr.   and  Nancy H.  Mohr,
                                             Trustees of the Mohr Family Trust U/D/T Dated August 5, 1985. Mohr is a
                                             general partner of WHD/LGM Partners, the general partner of MDV II, and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,709,746  shares,  of which 1,631,516 are directly owned by MDV II and
                                             78,230  are  held  by   Lawrence  G.  Mohr,   Jr.  and  Nancy H.  Mohr,
                                             Trustees of the Mohr Family Trust U/D/T Dated August 5, 1985. Mohr is a
                                             general partner of WHD/LGM Partners, the general partner of MDV II, and may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,709,746
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   7.57%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 750917106                                             13 G                   Page 5 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     William H. Davidow  ("Davidow")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH               93,230 shares, of which 10,000 shares are owned directly, 78,230 shares
          REPORTING                          are held in the name of the "Davidow Family Trust Dated  July 26, 1991,
         PERSON WITH                         William H.  Davidow,  Trustee",  and 5,000 shares are issuable upon the exercise of stock options.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,646,516  shares,  of which 1,631,516 are directly owned by MDV II and
                                             15,000  shares  are owned by The  Chachagua  Partnership.  Davidow is a general partner of WHD/LGM Partners, the general partner of MDV II, and may be deemed to have shared power to vote these  shares.  Davidow is a general partner of The Chachagua  Partnership and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             93,230 shares, of which 10,000 shares are owned directly, 78,230 shares are held in the name of the "Davidow  Family Trust Dated July 26, 1991,
                                             William H.  Davidow,  Trustee",  and 5,000 shares are issuable upon the exercise of stock options.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,646,516  shares,  of which 1,631,516 are directly owned by MDV II and
                                             15,000  shares  are owned by The  Chachagua  Partnership.  Davidow is a general partner of WHD/LGM Partners, the general partner of MDV II, and may be deemed to have shared power to dispose of these shares.  Davidow is a general partner of The Chachagua  Partnership and may be deemed to have shared power to dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,739,746
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   7.70%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 750917106                                             13 G                   Page 6 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Jonathan D. Feiber  ("Feiber")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [ ]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
    BENEFICIALLY OWNED BY EACH               0 shares
            REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,639,849  shares,  of which 1,631,516 are directly owned by MDV II and
                                             8,333  shares  are  held  by   Jonathan  D. Feiber and Heather A. Buhr,
                                             Trustees of the Feiber-Buhr  Family Trust U/D/T Dated October 27, 1995.
                                             Feiber is a general partner of WHD/LGM Partners, the general partner of
                                             MDV II, and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,639,849  shares,  of which 1,631,516 are directly owned by MDV II and
                                             8,333  shares  are  held  by   Jonathan  D. Feiber and Heather A. Buhr,
                                             Trustees of the Feiber-Buhr  Family Trust U/D/T Dated October 27, 1995.
                                             Feiber is a general partner of WHD/LGM Partners, the general partner of
                                             MDV II,  and may be deemed to have  shared  power to  dispose  of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,639,849
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   7.26%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages

ITEM 1(a).        NAME OF ISSUER:

                  Rambus Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2465 Latham Street
                  Mountain View, CA 94040
                  (650) 903-3800

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Mohr, Davidow Ventures II, A California Limited Partnership ("MDV II"), WHD/LGM Partners, A California Limited Partnership ("WHD/LGM Partners"), Lawrence
                  G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), and Jonathan D. Feiber ("Feiber"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  WHD/LGM Partners is the general partner of MDV II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV II. Mohr, Davidow, and Feiber are the general partners of WHD/LGM Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr, Davidow Ventures
                  2775 Sand Hill Road, Suite 240
                  Menlo Park, CA 94025

ITEM 2(c)         CITIZENSHIP:

                  MDV  II  and   WHD/LGM   Partners   are   California   limited
                  partnerships and Mohr, Davidow, and Feiber are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  750917106

ITEM 3.           Not Applicable

                                                              Page 8 of 12 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                      (a)  Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b)  Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c)  Number of shares as to which such person has:

                                 (i)   Sole power to vote or to direct the vote:

                                       See  Row  5  of   cover   page  for  each
                                       Reporting Person.

                                 (ii) Shared power to vote or to direct the vote:

                                       See  Row  6  of   cover   page  for  each
                                       Reporting Person.

                                 (iii) Sole  power to  dispose  or to direct the
                                       disposition of:

                                       See  Row  7  of   cover   page  for  each
                                       Reporting  Person.

                                 (iv) Shared power to dispose or to direct the disposition of:

                                       See  Row  8  of   cover   page  for  each
                                       Reporting Person.

                                                              Page 9 of 12 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of MDV II and WHD/LGM Partners, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 10 of 12 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998



                                             /s/  William H. Davidow
                                          --------------------------------------
                                          William H. Davidow



                                             /s/  Jonathan D. Feiber
                                          --------------------------------------
                                          Jonathan D. Feiber,  individually  and
                                             on behalf of MDV II in his capacity
                                             as a  general  partner  of  WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II,  and on behalf  of  WHD/LGM
                                             Partners  in  his   capacity  as  a
                                             general partner thereof.



                                             /s/  Lawrence G. Mohr, Jr.
                                          --------------------------------------
                                          Lawrence G. Mohr, Jr.

                                                             Page 11 of 12 Pages

                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page

Exhibit A:  Agreement of Joint Filing                                  12

                                                             Page 12 of 12 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Rambus Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 1998





                                             /s/  William H. Davidow
                                          --------------------------------------
                                          William H. Davidow



                                             /s/  Jonathan D. Feiber
                                          --------------------------------------
                                          Jonathan D. Feiber,  individually  and
                                             on behalf of MDV II in his capacity
                                             as a  general  partner  of  WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II,  and on behalf  of  WHD/LGM
                                             Partners  in  his   capacity  as  a
                                             general partner thereof.



                                             /s/  Lawrence G. Mohr, Jr.
                                          --------------------------------------
                                          Lawrence G. Mohr, Jr.